BANDAG, INCORPORATED AND SUBSIDIARIES
                                                                   Exhibit 11

   COMPUTATION OF EARNINGS PER SHARE

                                             For The Three     For The Six
                                             Months Ended      Months Ended
                                               June, 30          June, 30
                                             1996     1995    1996      1995
                                         (In thousands except per share data)

   Net earnings per common and common
    equivalent share:
     Weighted average number of shares
      of Common Stock, Class A Common
      Stock and Class B Common Stock
      outstanding                           24,020   25,728   24,091   25,895
     Additional shares assuming
      exercise of dilutive stock
      options -based on treasury stock
      method using average market price        103      119      128      119
                                           -------  -------  -------  -------

   AVERAGE NUMBER OF COMMON AND
      COMMON EQUIVALENT SHARES              24,123   25,847   24,219   26,014
                                           =======  =======  =======  =======

   Net earnings                            $20,094  $24,910  $35,960  $44,489
                                           =======  =======  =======  =======

   Net earnings per common and common
      equivalent share                        0.83    $0.96    $1.48    $1.71
                                           =======  =======  =======  =======

   Net earnings per common share
    assuming full dilution:
     Weighted average shares outstanding    24,020   25,728   24,091   25,895

     Additional shares assuming exercise
      of dilutive stock options -based
      on the treasury stock method using
      the month-end price if higher than
      the average market price                 103      123      128      123
                                           -------   ------   ------   ------
   FULLY-DILUTED AVERAGE NUMBER OF
      COMMON AND COMMON EQUIVALENT
      SHARES                                24,123   25,851   24,219   26,018
                                           =======  =======  =======  =======
   Net earnings                            $20,094  $24,910  $35,960  $44,489
                                           =======  =======  =======  =======
   Net earnings per common and common
      equivalent share                       $0.83    $0.96    $1.48    $1.71
                                           =======  =======  =======  =======